Exhibit 99.1

Covad Press Contact:	Covad Investor Relations:
Martha Sessums	Susan Crawford
408.616.6986	408.434.2130
msessums@covad.com	InvestorRelations@covad.com

COVAD BOARD MEMBER RETIRES

SANTA CLARA, Calif., (December 13, 2002)—Covad Communications (OTCBB: COVD) board vice chairman Frank Marshall retired today after five years of service on the Covad board. He plans to shift his time to private, early stage technology companies.

Marshall joined the Covad board in 1997. From November 2000 to June 2001, he served as Covad’s interim chief executive officer.

“I want to thank Frank for his great contributions to Covad,” said Charlie Hoffman, Covad president and CEO. “He has provided strong leadership for the company and we wish him success in his new endeavors.”

Covad’s board also gained two new members in 2002. L. Dale Crandall, former president and chief operating officer of Kaiser Foundation Health Plan, joined the board in June 2002 and chairs the audit committee. Richard A. Jalkut, president & CEO of Los Angeles-based TelePacific, joined the Covad board in July 2002.

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About Covad Communications

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services directly through Covad and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad’s network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:    The statements contained in this press release that are not historical facts are “forward-looking statements,” including the statements made by the president and CEO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad’s ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad’s ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2001 and its Report on Form 10-Q for the period ended September 30, 2002.